Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2015, by and among JAMBA JUICE COMPANY, a California corporation (“Seller”), and Vitaligent, LLC, a Delaware limited liability company, or its permitted assigns (“Buyer”).

RECITALS

WHEREAS, Seller is the lessee under certain leases (a “Prime Lease” and collectively, the “Prime Leases”) of certain parcels of real property (a “Leased Property” and collectively, the “Leased Properties”) currently operated as JAMBA JUICE® stores (each a “Store” and collectively, the “Stores”). Section 4.8 of the Disclosure Schedule contains a complete and accurate list of the Prime Leases, Leased Properties and Stores.

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller certain assets concerning the Stores; Seller desires to sublease to Buyer and Buyer desires to sublease from Seller the Leased Properties; Seller and Buyer desire to enter into Jamba Juice’s franchise agreements for the operation of the Stores by Buyer as a JAMBA JUICE® Store (a “Franchise Agreement” and collectively, the “Franchise Agreements”), all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms. Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings set forth in Annex 1.1, attached hereto.

ARTICLE II
Purchase and Sale

2.1           Transfer of Assets. At the Closing, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to the assets listed below (collectively, the “Purchased Assets”). The Purchased Assets shall include:

(i)          all machinery, equipment, computer hardware (including the point of sale equipment), furniture, fixtures, tools, signs, vehicles owned by Seller, and other items of tangible personal property (including Marketable Inventory) located at the Stores (the “Fixed Assets”); and

(ii)         all goodwill associated with the Stores, subject to the limitations contained in Section 2.2(c).

2.2           Excluded Assets. The Purchased Assets shall include only the assets expressly listed in Section 2.1 and shall not include, and Seller shall not sell, convey, transfer, assign and deliver to Buyer, any other assets of any kind, including but not limited to the following assets, properties, rights, contracts or claims, wherever located, whether, real, personal, tangible, or intangible, accrued, contingent or otherwise (the “Excluded Assets”):

(a)          all cash on hand or in banks, checks, drafts or other negotiable instruments except the Change Fund;

(b)          all accounts receivable, refunds, rebates and credits due from the Stores as of the Effective Time;

(c)          all of Seller’s rights provided with respect to the Stores under the Franchise Agreements, including without limitation, the Marks and the System and any goodwill associated with the Marks and the System;

(d)          except as provided in the Subleases, Seller’s interest as tenant in the Leased Properties and all tenant improvement allowances still due and outstanding for work completed prior to the Effective Time under the Prime Leases for the Leased Properties;

(e)          all computer software, including without limitation, Kronos, eRS, email access, and all locally installed applications (such as HRB);

(f)          all employee benefit plans;

(g)          all insurance policies and any benefits paid thereunder; and

(h)          all claims and rights to receive tax refunds, credits and benefits relating to the operation or ownership of the Stores or the Purchased Assets prior to the Effective Time.

2.3           Sublease of Leased Properties.

(a)          At Closing, Seller shall sublease to Buyer all of the Leased Properties. The rental for the Leased Properties shall be an amount equal to the rent, additional rent, and any and all other amounts due under the Prime Leases. The subleases of the Leased Properties shall be in the form to be agreed upon by Buyer and Seller prior to Closing and to be attached hereto as Exhibit 2.3(a) prior to Closing (each a “Sublease” and collectively, the “Subleases”). Prime Leasor will send all notices and communications directly to Buyer, and Seller shall provide any communications it receives from the landlords to Buyer promptly but no later than 72 hours after receiving the communications.

(i)          Simultaneously with the execution of the Sublease, Buyer and Seller shall enter into a side agreement in the form to be agreed upon by Buyer and Seller prior to Closing and to be attached hereto as Exhibit 2.3(b) prior to Closing that governs the use and assignment language of the sublease (each a “Side Agreement” and collectively, the Side Agreements”).

(b)          Buyer has reviewed the Prime Lease of each Leased Property and, except as may be otherwise provided below, acknowledges that the remaining term under each Prime Lease (specifically excluding any option renewals in the Prime Lease) is acceptable to Buyer.

2.4           Excluded Liabilities. Buyer will not and does not assume, and will not and does not become responsible for, any Liabilities of any kind of Seller or its affiliates, parent or subsidiary companies, shareholders, directors, employees, successors or assigns (collectively, for purposes of this Section 2.4, “Seller”), to any person or entity, including, without limitation, any of Seller’s Liabilities relating to or involving its employees, landlords, vendors, lenders, creditors or suppliers with respect to Seller’s acts, omissions, or conduct of the Seller’s business occurring prior to the Closing Date. Seller will remain solely responsible and liable for all such Liabilities including all such Liabilities arising after the Closing Date based upon acts, omissions or such conduct prior to the Closing Date. “Liabilities” means any debt, claim, liability, obligation or cause of action of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for taxes, employee benefits, fees, fines, penalties, those items set forth in the last sentence of Section 3.5(a), Sections 3.5(c) and 3.5(d), and for the waivers set forth in Section 13.12.

2.5           Area Development Rights. During the term of the Franchise Agreement, prior to granting any new or recaptured area development rights within the markets being sold to Buyer in California, Seller shall first offer such area development rights to Buyer. Upon notice thereof (“Seller’s Notice”), Buyer may notify Seller (“Buyer’s Notice”) of Buyer’s interest therein and, upon providing such notice, Seller shall enter into good faith negotiations with Buyer with respect thereto. Buyer’s rights with respect to any such area development rights shall expire 15 days after Buyer receives Seller’s Notice. If Buyer provides the Buyer’s Notice, Buyer and Seller will cooperate and negotiate in good faith to enter into an appropriate area development rights agreement within 30 days after Seller receives Buyer’s Notice.

2.6           Store Software. Commencing upon the execution of this Agreement, Seller shall use its reasonable good faith commercial efforts, working with Buyer, to effectuate the transfer or assist Buyer with obtaining new licenses, of any necessary software and software agreements reasonably necessary for the efficient operation of the Stores following the Closing Date without interruption in service.

ARTICLE III
Purchase Consideration

3.1           Cash Consideration from Buyer at Closing.

(a)          The purchase price (the “Purchase Price”) for the Purchased Assets shall be Thirty-Six Million Dollars ($36,000,000) plus the amounts due pursuant to Section 3.1(b). The Purchase Price includes the Initial Fee for each of the Stores otherwise due under any Franchise Agreement.

(b)          The amount Buyer shall pay Seller for the (i) Change Fund shall be $1,200.00 per Store, and (ii) Marketable Inventory shall be the value of Marketable Inventory actually located at a Store at the Effective Time as determined pursuant to this Section. Ten (10) business days prior to Closing, Seller shall provide Buyer with an estimate of Marketable Inventory using the 2 weeks prior inventory count, which value shall be used to estimate the Marketable Inventory portion of the Purchase Price. During the evening on the Closing Date, representatives of Buyer and Seller shall conduct a physical inventory of all items of Marketable Inventory at the Stores. The final value of the Marketable Inventory shall be determined within 10 business days following the Closing Date by mutual agreement of Seller and Buyer at cost using the most current price list of each vendor for the Marketable Inventory in effect on the Closing Date. For the Change Funds, Seller shall ensure that there is exactly $1,200.00 in each Store register at the Effective Time.

(c)          The Purchase Price shall be paid by Buyer as follows:

(i)          An amount equal to the lesser of (y) $10,000 for each Store that Buyer, using commercially reasonable efforts, does not complete a Fixed Assets due diligence review prior to the Closing Date or (z) $200,000, shall be paid to the Escrow Agent to cover defects in and replacements to the Fixed Assets at these Stores as further described in Section 12.3 (“Fixed Assets Escrow”).

(ii)         The balance of the Purchase Price, after the payment in (i) above is made shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller at Closing.

3.2           Franchise Agreements and Fees.

On the Closing Date, Buyer as franchisee and Seller as franchisor, shall enter into, for each Store, a mutually acceptable Franchise Agreement together with any applicable state addendum; provided however, that the Franchise Agreement for each Store shall be modified by a mutually acceptable addendum to change certain standard terms and conditions (the “Addendum to Franchise Agreement”) as the parties mutually agree, the form of which will be attached hereto as Exhibit 3.2 prior to Closing. The Addendum to Franchise Agreement shall provide, among other things, that the continuing royalty rate shall not exceed 5.5% during the initial term of the Franchise Agreement, the initial term of the Franchise Agreement will be 15 years with 2 successive 10 year renewal periods, the royalty rate and marketing contribution rates for any renewal term will not exceed the rates being charged to 80% or more of all Jamba franchisee stores, that there will be no renewal fee upon the first renewal of any franchise agreement and that the renewal fee on the second renewal of any franchise agreement will be the lesser of $5,000 per Store or the then-current renewal fee offered in the then-current Franchise Agreement upon exercise of a renewal term. Furthermore, the Buyer agrees to complete the refresh of those Stores identified in Section 3.2 of the Disclosure Schedule on or before the earlier of (y) December 31, 2016 or (z) the date set forth in the Prime Lease requiring the complete refresh for any Store identified in Section 3.2 of the Disclosure Schedule. The form of the Franchise Agreement will be Seller’s current form as of the Closing Date subject to such modifications provided in the Addendum to Franchise Agreement as the parties mutually agree.

(a)          JambaGo’s.  Seller will use commercially reasonable efforts to provide at least thirty (30) days prior written notice to Buyer with regard to any new JambaGo locations to open within Buyer’s markets.

3.3           Pro-Rations; Etc.

(a)          The following pro-rations relating to the Purchased Assets will be made as of the Effective Time, with Seller liable to the extent such items relate to any time period up to and including the Effective Time and Buyer liable to the extent such items relate to periods after the Effective Time.  Except as otherwise specifically provided herein, the net amount of all such pro-rations, to the extent not already paid by Buyer, will be settled and paid on the Closing Date:

(i)          Personal property taxes and other assessments, if any, on or with respect to the Purchased Assets; including special assessments for work actually commenced or levied prior to the Effective Time;

(ii)         Rents, additional rents, taxes and other items payable or paid by Seller under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer;

(iii)        The amount of rents, real property taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Effective Time and the respective obligations of the parties determined in accordance with such readings;

(iv)        The amount payable to Seller by Buyer, or payable by Seller to Buyer, based upon loads and redemptions of “jambacards” prior to the Effective Time;

(v)         Gross sales receipts;

(vi)        Sales tax accruing prior to the Effective Time; and

(vii)       Such other items customarily pro-rated in connection with similar transactions.

If the actual receipts or expenses of any of the above items for the billing period within which the Effective Time falls is not known on the Closing Date, the pro-ration shall be settled and paid as soon as is reasonably practicable after the Closing Date. Seller agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all pro-ration calculations.

(b)          Notwithstanding the foregoing, the parties agree that the following items will be handled as set forth below:

(i)          Seller shall not transfer to Buyer any security deposits paid by Seller under the Real Property Leases and the Purchase Price shall not be adjusted by any security deposits paid by Seller pursuant to the Real Property Leases; provided, however, in the event Buyer secures a lease in Buyer’s name as lessee or tenant for any of the Leased Properties, any security deposit on file with the landlord of such Leased Property shall be retained and transferred to Buyer by the landlord without any further obligation between Buyer and Seller;

(ii)         The Purchase Price shall not be increased by any prepaid expenses paid by Seller with respect to the Stores and for which the benefit is not transferred to Buyer hereunder; provided however, that to the extent the benefit is transferred to Buyer, such prepaid expenses shall be pro-rated pursuant to Section 3.3(a) above;

(iii)        Seller shall be responsible for any sales, use or similar taxes arising in connection with the transfer and sale of any personal property comprising the Purchased Assets to Buyer and Seller shall remit payment of all such taxes to the appropriate taxing authority; and

(iv)        Seller will extend its ISP services for the Stores for up to sixty (60) days after the Closing in order to allow Buyer to obtain its own ISP services and Buyer shall pay for or reimburse Seller, at Seller’s actual cost, for such ISP services but not exceeding $50,000 for providing such DSL services.

(c)          In lieu of the Closing adjustments provided for in this Section, either party may, subsequent to the Closing Date, invoice the other party for any item for which such party would be entitled to a credit under this Section 3.3, and the other party shall pay the undisputed amount within thirty (30) days of receipt of the invoice.

3.4           Allocation of Purchase Price. On or prior to the Closing Date, the parties shall agree on an estimated allocation of the Purchase Price and, within ninety (90) days following Closing, the parties shall agree on a final allocation of the Purchase Price. Seller and Buyer agree that said final allocation of the Purchase Price shall be used by Seller and Buyer in reporting the transactions covered by this Agreement for income tax purposes. The final allocation shall include all state and local sales and use taxes caused by the sale of the Purchased Assets, which shall be paid by Seller to the appropriate taxing authority.

3.5           Employees.

(a)          Section 3.5 of the Disclosure Schedule contains a true, accurate and complete list of all employees required to operate the Stores and the respective position, job location and salary rate of each employee listed thereon. Subject to the provisions of this Section 3.5, as of the Effective Time, Seller will terminate and Buyer will make an offer of employment, on an at-will basis, to such employees, on the terms and subject to the conditions specified by Buyer, but commensurate in terms of salary and benefits to those currently being received by each employee (the employees who are actually employed by Buyer are referred to collectively as the “Transferred Employees”); provided, however, that, Buyer shall not be required to offer employment to all employees or offer the same employee benefits to the Transferred Employees that may be offered or provided to such employees as of the Effective Time. Buyer and Seller acknowledge and agree that it is their intent that any WARN and state equivalent duty and obligation to such employees, arising out of or following the consummation of this Agreement, is that of Seller.

(b)          The transfer to Buyer of such Transferred Employees shall be conditioned upon the closing of the transactions contemplated by this Agreement, and upon such reasonable conditions as Buyer may include in its employment letter to such employee. Only upon the satisfaction of all such conditions shall an employee become a Transferred Employee, and until such time (i) the employee shall not be eligible for compensation from, or to participate in any benefit plans of, Buyer, and (ii) Buyer shall have no liability with respect to any employee of Seller.

(c)          Seller shall be responsible for payment of all final wages and all paid time off benefits, including vacation pay accrued by Transferred Employees up to the Effective Time. Seller will pay out all wages, and accrued but unused vacation pay, to Transferred Employees after the Effective Time in accordance with Applicable Law.

(d)          Seller shall be responsible for payment of all accrued and payable bonuses for all Transferred Employees to whom Seller has agreed to pay such bonuses.

(e)          Seller shall be responsible for providing COBRA and other notices and documentation to the employees of Seller as required by Seller’s employee benefit plans and Applicable Law; provided that Buyer will reimburse the Transferred Employees for the COBRA cost until covered by any employee benefits provided by Buyer to the Transferred Employees.

3.6           Leased Vehicles and Catering Trucks.

At Closing, Seller shall cooperate with Buyer and facilitate the assignment of any vehicle and catering truck leases that Buyer chooses to assume after Buyer has completed its due diligence review of the vehicles, catering trucks and leases.

ARTICLE IV
Representations and Warranties of Seller

Seller represents and warrants, including those matters reflected in a disclosure schedule attached to this Agreement (the “Disclosure Schedule”), which disclosures shall qualify the representations and warranties of Seller, that as of the date of this Agreement and as of the Effective Time:

4.1           Organization. Seller is a California corporation, duly organized, validly existing, and in good standing under the laws of California. Seller is qualified and in good standing as a foreign corporation under the laws of each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Change on the assets, financial condition, operations or business of Seller.

4.2           Power and Authority; Authorization. Seller has all requisite power and authority to enter into, and perform its obligations under, this Agreement and related agreements. The execution, delivery and performance of this Agreement by Seller have been or will be duly authorized prior to the Closing Date.

4.3           Enforceability. This Agreement constitutes a valid and legally binding obligation of Seller enforceable in accordance with the terms hereof, except as may be limited by principles of bankruptcy and creditors’ rights in general.

4.4           No Consents or Approvals. Except as set forth on Section 4.4 of the Disclosure Schedule, no consent, approval, or authorization of, or declaration, filing, or registration with, any federal, state or other governmental or regulatory authority, or any other persons is required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and related agreements and the consummation of the transactions contemplated by this Agreement, other than applicable state franchise filings (all of which have been made). Except as set forth on Section 4.4 of the Disclosure Schedule, Seller has obtained all consents required to be obtained from landlords in connection with the Subleases as provided in the applicable Prime Leases.

4.5           Agreement Will Not Cause Breach or Violation. Neither the execution, delivery nor performance of this Agreement or related agreements or the consummation of the transactions contemplated by this Agreement will result in or constitute (a) a conflict or breach under Seller’s organizational documents, (b) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Assumed Contracts or any other material lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which the Stores or Purchased Assets are bound or affected, or (c) the creation or imposition of any Lien on the Purchased Assets or the Stores.

4.6           Financial Statements.

(a)          Seller has previously furnished Buyer with, and attached as Section 4.6 of the Disclosure Schedule are, true and complete copies of unaudited profit and loss statements for each of the Stores for Seller’s Fiscal Years 2011, 2012, 2013 and 2014 and will furnish monthly, updated statements through the Closing Date (the “Actual Financials”), adjusted pursuant to the Confidential Information Memorandums dated December, 2014 (the “Confidential Information Memorandums”) for all of the Stores. The Actual Financials are true, complete, and correct in all material respects, and present fairly and accurately the results of operations of each of the Stores for the periods indicated. The books and records of Seller relating to the Stores fully and fairly reflect all transactions, properties, assets and liabilities of the Stores.

(b)          Since March 31, 2015: (i) the Stores have been operated in a manner consistent with Seller’s ordinary course of business, (ii) there has been no Material Adverse Change in the assets, financial condition, operations or business of the Stores from that which is reflected in the profit and loss statements, (iii) the Stores have not incurred any material obligation or liability except in the normal course of business, and (iv) the Stores have not experienced any Material Adverse Change in its relationships with customers and/or suppliers.

4.7           Title; Condition of Purchased Assets and Marketable Inventory.

(a)          Section 4.7 of the Disclosure Schedule completely and accurately lists all of the Fixed Assets owned by, in the possession of, or used by Seller in connection with the Stores. At Closing, Seller is or shall: (i) be the sole owner, beneficially and of record, of all of the Purchased Assets, the Change Fund, and the Marketable Inventory; and (ii) has or shall have, and will convey good and marketable title to all of the Purchased Assets, the Change Fund, and Marketable Inventory, whether real, personal, mixed, tangible or intangible. The Purchased Assets, the Change Fund, along with the Marketable Inventory that shall be in the Stores on the Closing Date, constitute all the assets and interests in assets that are used in the operation of each of the Stores and are sufficient to operate each of the Stores in a manner consistent with Seller’s operation of the Stores in the ordinary course of business for such Store and in compliance with the FDD. At Closing, all of the Purchased Assets, the Change Fund, and Marketable Inventory are or will be free and clear of restrictions on, or conditions to, transfer or assignment, and are or will be free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions (“Liens”), and at the Closing, Seller shall transfer and assign to Buyer the Purchased Assets, the Change Fund, and Marketable Inventory free and clear of any and all Liens.

(b)          Subject to Sections 12.2 and 12.3, Buyer agrees to accept the Purchased Assets and the Stores in “AS-IS” condition, with all faults, known or unknown, patent or latent.

4.8           Stores; Leased Real Property. Section 4.8 of the Disclosure Schedule contains a true, accurate and complete list of all of the Prime Leases, the Stores, and the Leased Properties. The Stores have been continuously open and operated consistent with the normal course of business from the date of this Agreement until the Effective Time. The Stores comply with all requirements set forth in the Franchise Agreement. The Prime Leases (a) are valid and in full force and effect, and (b) to Seller’s knowledge, are not the subject of any default by Seller or landlord or event which with notice or lapse of time, or both, would constitute a default. Seller has provided to Buyer a true, correct and complete copy of the Prime Leases. Seller does not occupy or use the premises where any Store is located in violation of any law, regulation, decree or other restriction.

4.9           Tax Matters. Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns required by law and has paid all taxes (including, without limitation, sales taxes), assessments and penalties due and payable. There are no present disputes, nor is there any reason to believe a dispute may result, as to taxes of any nature payable by Seller with respect to any Store or the Purchased Assets.

4.10         Compliance with Laws. Seller has to his knowledge, complied, and is in full compliance, in all material respects, with all applicable federal and state franchise laws and all applicable federal, state and local statutes, laws and regulations (including, without limitation, any applicable building, zoning, health, employment, environmental protection or other law, ordinance or regulation) affecting the Stores or the Purchased Assets, and the operation of the Stores has not been cited for any violation of any such law or regulation. Seller has in full force and effect all licenses, permits and other authorizations required for the conduct and operation of the Stores presently constituted; and Seller has not received notice of any default or violation in respect of or under any of the foregoing. Seller has not received any non-compliance orders, warning letters, notices of violation, claims, suits, actions, proceedings, judgments, penalties, fines or judicial or administrative investigations of any nature pending or threatened against or involving the Stores, the business, operations, or property of the Stores, or the Purchased Assets.

4.11         Litigation, Etc. There is no pending, or, to the knowledge of Seller, any threatened suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation or claims against, or affecting, the Purchased Assets or any of the Stores. To the knowledge of Seller, there is no basis for any claim against Seller relating to, or which could have a Material Adverse Change on the Purchased Assets or any of the Stores.

4.12         Employees. Seller is not a party to or bound by any collective bargaining agreement, employment agreement, consulting agreement or other commitment for the employment or retention of any employees or independent contractors who work at the Stores or are otherwise employed by Seller in connection with the business conducted at the Stores. Seller has not had any material labor difficulty at any of the Stores in the past two (2) years.

4.13         Employee Benefits. Seller does not maintain and is not required to make any contributions to any pension, profit-sharing, retirement, deferred compensation or other such plan or arrangement for the benefit of employees who work at any of the Stores or are otherwise employed by Seller in connection with the business conducted by the Stores, except for 401(k) matching contributions from paychecks through the Closing Date, and except for health plan coverage for certain General Manager employees as described in Section 12.2. Subject to the foregoing, Seller has made all required payments, contributions and filings under or in respect of any such plans or arrangements, and there has not occurred any act, omission, event or condition such as would give rise to any liability of Seller or the Stores thereunder other than the obligations to make normal payments and contributions thereunder.

4.14         Finder’s or Broker’s Fees. Seller has not engaged a broker or financial advisor to assist Seller in connection with this transaction except for Peak Franchise Capital. Seller is solely responsible for all fees to be paid to Peak Franchise Capital.

4.15         Full Disclosure. None of the representations and warranties made by Seller or made in any certificate or memorandum furnished or to be furnished by Seller or on Seller’s behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading. Certain of the representations and warranties of Seller are made “to Seller’s knowledge” or refer to what is “known” to Seller or of what Seller is “aware.” The parties hereto agree that the meaning of such expressions shall with respect to Seller in all cases be understood as comprising the actual knowledge and belief of the corporate officers of Seller without any type of additional investigation thereof.

4.16         Seller’s Representation and Warranties. Seller’s representations and warranties shall all survive the Closing through the period during which claims for indemnification may be made pursuant to Section 11.1 (at which time each such representation and warranty shall terminate as applicable).

ARTICLE V
Representations and Warranties of BuyeR

Buyer hereby represents and warrants as of the date of this Agreement as of the Effective Time that:

5.1           Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized.

5.2           Power and Authority; Authorization. Buyer is a limited liability company with the power and authority to enter into, and perform its obligations under, this Agreement and related agreements. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary action on the part of Buyer and neither the execution, delivery nor performance of this Agreement or related agreements or the consummation of the transactions contemplated by this Agreement will result in or constitute a conflict or breach under Buyer’s organizational documents.

5.3           Enforceability. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with the terms hereof, except as may be limited by principles of bankruptcy and creditors rights in general.

5.4           No Consents or Approvals. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal, state or other governmental or regulatory authority, or any other persons is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and related agreements, and the consummation of the transactions contemplated by this Agreement, in each case, which have not been obtained by the Closing Date.

5.5           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

5.6           Finder’s or Broker’s Fees. Buyer has not engaged a broker or finder in connection with any transaction contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee from Buyer in connection with any of these transactions as a result of any actions by Buyer.

5.7           Representations of Seller. Buyer acknowledges that neither Seller nor any representative of Seller has made any representations or statements of projected or forecasted sales, profits or earnings of the Stores, and Buyer acknowledges that future sales, profits and earnings at the Stores may be more or less than past sales, profits and earnings. In making its decision to enter into this Agreement and the transaction documents related to this Agreement, except as otherwise provided in this Agreement, Buyer has not relied on any information provided by Seller or any other third party; provided that nothing in this Agreement shall disclaim or require Buyer to waive reliance on any representation that Seller made in the FDD. Buyer has inspected and reviewed, including in the context of what may be required pursuant to applicable law, regulation or code, a majority of the Fixed Assets in the possession of, or used by Seller in connection with the Stores. In addition, effective as of the Closing Date, Buyer acknowledges that it has read, reviewed with appropriate counsel and advisors, Seller’s FDD and the Confidential Information Memorandum.

ARTICLE VI
Seller’s Obligations Before Closing

6.1           Buyer’s Access to Premises and Information. Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, reports, records, contracts, employees and documents of Seller relating to the Stores, provided Buyer shall permit Seller to be present during such access, upon reasonable request of Seller. Seller shall furnish, or cause to be furnished, to Buyer and its representatives all data, reports and information concerning the business, finances and properties of Seller relating to the Stores that may reasonably be requested.

6.2           Conduct of Business in Normal Course. Seller shall, from and after the date of this Agreement and through the Closing Date, with respect to each of the Stores, (i) carry on its business solely in the usual and ordinary course and as diligently as heretofore conducted, including, without limitation, maintenance of inventory levels consistent with past practices in the ordinary course of business; (ii) use reasonable efforts to preserve and maintain its business organization intact, to retain its employees and to maintain its relationships with suppliers, customers and others so that such relationships will be preserved on and after the Closing Date; (iii) repair and maintain all Fixed Assets of each of the Stores in accordance with its usual and ordinary repair and maintenance standards and maintain the Fixed Assets through the Closing Date in substantially the same condition as they were at the time of the Inspections, normal wear and tear excepted; (iv) consult with Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the Purchased Assets or liabilities of Seller; (v) not end, terminate or change in any material respect any lease, contract, undertaking or other commitment and shall not knowingly do any act, or omit to do any act, or permit an act or omission to act, which will cause a material breach of any such lease, contract, undertaking or other commitment; and (vi) not grant any general increase in the rates of pay of any of its hourly-paid employees, grant any increase in the salaries or other compensation of any of the employees described in Section 3.5(a) hereof; or grant any increase in the pension, retirement or other employment benefits of any character of, or grant any new benefits to, such employees.

ARTICLE VII
Buyer’s Obligations Before Closing

7.1           Cooperation in Securing Consents of Third Parties. Buyer shall use reasonable efforts to assist Seller in obtaining the consents listed on Section 4.4 of the Disclosure Schedule of all necessary persons and agencies to the assignment and transfer to Buyer of any and all properties, assets and agreements, to be assigned and transferred under the terms of this Agreement, but Buyer shall not, in order to obtain such consents or otherwise, be required to give consideration, assume or guarantee any obligations of Seller, whether relating to Seller’s operation of the Stores, ownership of the Purchased Assets or otherwise.

7.2 Initial Financing Contingency. Buyer shall use commercially reasonable efforts to deliver to Seller within thirty (30) days of the execution of this Agreement a fully-executed commitment letter or non-binding term sheet from a bank or other financial institution (“Debt Commitment Letter”) to provide debt financing to Buyer (“Initial Financing Contingency Requirement”). Such debt financing, when taken together with committed equity financing and/or other sources of funds, will need to be sufficient for Buyer to consummate the transactions contemplated by this Agreement. If Buyer has been unable to deliver such Debt Commitment Letter or pull together committed equity financing and/or other sources of funds within the time period specified above, despite its commercially reasonable efforts to do so, such time period may be extended by Seller or Buyer for an additional period as is commercially reasonable for Buyer to deliver such Debt Commitment Letter or pull together committed equity financing and/or other sources of funds, not to exceed fifteen (15) business days. If Buyer is unable to deliver the Debt Commitment Letter or pull together committed equity financing and/or other sources of funds within such additional period of time, this Agreement shall terminate and Buyer shall have no further obligations under this Agreement.

7.3           Further Assurances with Respect to Financing. Buyer shall use commercially reasonable efforts to obtain financing in an amount at least equal to the amount set forth in the Debt Commitment Letter, including the execution of definitive agreements for the financing contemplated by the Debt Commitment Letter and equity financing upon terms and conditions acceptable to Buyer in its sole discretion, on or prior to the Closing Date. The definitive agreements for such debt and equity financing (along with any other documents pursuant to which Buyer intends to obtain the financing contemplated hereby) are collectively referred to herein as the “Financing Agreements.” Without limiting the generality of the foregoing, in the event that at any time it may be reasonably likely that funds will not be made available under the Debt Commitment Letter or the Financing Agreements so as to enable Buyer to proceed with the Closing in a timely manner, Buyer shall promptly notify Seller. If Buyer is unable to obtain financing as contemplated in this Section, this Agreement shall terminate and Buyer shall have no further obligations under this Agreement.

7.4           Certain Agreements. The parties anticipate that Seller will at its sole cost and expense discontinue the Security Services previously provided to Seller by Diebold-Alarm alarm company. Buyer agrees that it shall assume sole responsibility for contracting for the security services it deems necessary for the Stores following the Closing Date. Buyer further agrees that effective immediately following the Closing Date for each of the Stores, Buyer shall be solely responsible for all service and termination fees in connection with internet services provided by Earthlink for no less than the duration of Seller's existing contracts therefor (dates having been previously provided to Buyer).

ARTICLE VIII
Conditions Precedent To Buyer’s Performance

8.1           Buyer’s Closing Conditions. The obligations of Buyer to purchase the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Buyer may waive any or all of these conditions in whole or in part without prior notice.

(a)          All representations and warranties by Seller in this Agreement, or in any written statement that shall be delivered to Buyer in connection with this Agreement, shall be true in all material respects on, and as of, the Closing Date as though made at that time.

(b)          Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller in all material respects, on or before the Closing Date including all deliveries set forth in Section 10.2.

(c)          Seller shall have completed and delivered final versions of the Disclosure Schedule and all Exhibits hereto, including all exhibits to agreements attached hereto as Exhibits, all of which shall be satisfactory to Buyer in its sole discretion.

(d)          Seller shall have delivered a certificate certifying the satisfaction of the conditions set forth in Sections 8.1(a), (b) and (c) above.

(e)          The parties have performed immediately prior to Closing, in the manner set forth in Section 3.1(b), an inventory of the Marketable Inventory and counting and verification of the Change Fund.

(f)          The financing conditions precedent set forth in Sections 7.2 and 7.3 shall have been completed as provided in those Sections.

(g)          Buyer shall have completed all due diligence regarding the Stores and the results of all due diligence shall be acceptable to Buyer in its sole discretion.

ARTICLE IX
Conditions Precedent To Seller’s Performance

9.1           Seller’s Conditions. The obligations of Seller to sell the Purchased Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. Seller may waive any or all of these conditions in whole or in part without prior notice.

(a)          All representations and warranties by Buyer in this Agreement, or in any written statement that shall be delivered to Seller under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

(b)          Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement, including the execution by all required parties of the Franchise Agreement(s) and the Subleases to be performed or complied with by Buyer in all material respects on or before the Closing Date including all deliveries set forth in Section 10.3.

(c)          Buyer shall have delivered a certificate certifying the satisfaction of the conditions set forth in Sections 9.1(a) and (b) above.

(d)          To the extent possible, Seller shall have removed its proprietary information from the Stores including, without limitation, erasing computer hard drives, removing credit card merchant information, removing human resources manuals, and the like, except to the extent such information is required to operate the Stores, in which case it shall not be removed. Seller shall bear the costs of all such removals.

(e)          Buyer shall have delivered to Seller personal financial statements of David Peacock. Such personal financial statement shall be held in confidence and used solely for (i) Seller’s due diligence in conjunction with this transaction, and (ii) upon notice to Buyer, to provide to owners of properties being subleased pursuant to the Sublease Agreement where the property owner’s approval is required and such property owners have specifically requested copies of the personal financial statement.

(f)          Buyer has completed all training required under the Franchise Agreements.

(g)          Seller shall have received consent from Wells Fargo to dispose of the Purchased Assets.

ARTICLE X
The Closing

10.1        Time and Place. The parties shall undertake reasonable good faith commercial efforts to effect the transfer of the Purchased Assets by Seller to Buyer (the “Closing”) on May 19, 2015 (the “Closing Date”), with the Closing to be deemed effective as of 11:59 p.m., Pacific Daylight Time, on the Closing Date (the “Effective Time”), it being acknowledged and agreed that the a May 19, 2015 Closing Date is ambitious and that Closing may not occur until later and the parties agree to extend the Closing Date as necessary, subject to the last sentence of this Section 10.1. The obligations of the Parties to close or effect the transactions contemplated by this Agreement will be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement, and, subject to the parties’ termination rights expressly set forth herein, if any said condition is not satisfied or waived, the Closing Date shall be extended until satisfaction of such condition. Notwithstanding the foregoing, if the Closing has not occurred on or before June 30, 2015 (the “Walkaway Date”), then Seller and Buyer shall each have the right at any time after the Walkaway Date, but prior to Closing, to terminate this Agreement pursuant to Section 13.1.

10.2        Seller’s Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)          Instruments of assignment and transfer of all the Purchased Assets and Marketable Inventory, including titles for any vehicles and related documents required by the Department of Revenue or Department of Motor Vehicles;

(b)          The executed Subleases and Side Agreements, Franchise Agreements, Escrow Agreement, Addendums to Franchise Agreements;

(c)          Keys to all Stores and passwords necessary to log-in to any computer or cashier systems therein; and

(d)          An estoppel certificate completed and signed by the landlord under each Prime Lease, in a form to be provided by Buyer and acceptable to Seller. The Parties acknowledge that not all Prime Leases require the landlord to execute the estoppel certificate contemplated herein and Seller’s use of commercially reasonable efforts to obtain such estoppel certificates shall satisfy this obligation.

Simultaneously with the consummation of the transfer, Seller shall put Buyer into full possession and enjoyment of all the Purchased Assets, the Stores, the Change Fund and Marketable Inventory.

10.3        Buyer’s Obligations at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)          The Purchase Price pursuant to Section 3.1(c), by wire transfer of immediately available funds to accounts designated by Seller and the Escrow Agent; and

(b)          The executed Subleases and Side Agreements, Franchise Agreements, Escrow Agreement, Addendums to Franchise Agreements, and Letter of Credit.

10.4        Cash for Each Store. Buyer and Seller shall ensure that the Change Fund is on hand on each Store as of the Effective Time.

10.5        Closing Costs and Escrow Agent Fees. All closing cost and the fees charged by the escrow agent, if any, shall be shared equally by Seller and Buyer; provided however that each party shall be liable for their own advisors’ fees (attorneys, accountants, consultants, etc.) and any income taxes. To the extent that the cost of such fees and expenses are known by the Closing Date, the parties agree to adjust payments made at Closing. Any differences between any estimated charges paid and actual charges incurred, or other costs or fees that arise out of the transactions contemplated by this Agreement that should have been deemed included in this Section 10.5 that are incurred post-Closing, will be resolved pursuant to Section 3.3(c).

ARTICLE XI
Indemnification

11.1        Seller’s Indemnities.

(a)          Seller shall indemnify, defend and hold harmless Buyer and its officers, agents, attorneys, employees, directors, parent entities, subsidiaries and affiliates, including third parties that have a secured interest in the Stores pursuant to any Financing Agreements (as defined in Section 7.3 above) (collectively, the “Buyer Parties”) against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that Buyer and the Buyer Parties (collectively, the “Buyer Indemnified Parties”) shall incur or suffer, that arise from, result from or relate to (i) any breach of, or failure by Seller to perform, any of Seller’s covenants or agreements in this Agreement, (ii) any inaccuracy or breach of, or failure by Seller to perform, any of Seller’s representations or warranties in this Agreement or in the Disclosure Schedule or any schedule, certificate, or exhibit furnished or to be furnished by Seller under this Agreement, (iii) any and all litigation pending against Seller at Closing, or (iv) any and all Seller Liabilities.

(b)          Seller’s obligations to indemnify the Buyer Indemnified Parties for claims arising under Sections 11.1(a)(i) and 11(a)(ii) shall survive the Closing for a period of eighteen (18) months; provided that Seller’s obligations to indemnify the Buyer Indemnified Parties for claims arising under Section 11.1(a)(iii) or Section 11.1(a)(iv) shall survive the Closing without limitation. Seller’s, aggregate liability to Buyer Indemnified Parties for claims arising under Sections 11.1(a)(i) and 11.1(a)(ii) shall not exceed the Purchase Price.

(c)          Seller represents, warrants and agrees that Seller is the operating entity for all Jamba stores; that Seller has and will maintain a sufficient level of assets to provide for Seller’s indemnification obligations set forth in this Section; that Seller does not have any plans to wind-up or liquidate Seller or its assets prior to satisfying its indemnification obligations set forth in this Section; and that Seller does not plan to and will not transfer all or substantially all of its assets to Parent or any affiliate in order to avoid or minimize its indemnification obligations set forth in this Section.

11.2        Buyer’s Indemnities. Buyer shall indemnify, defend and hold harmless Seller and its officers, agents, attorneys, employees, directors, parent entities, subsidiaries and affiliates (collectively, the “Seller Parties”) against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that Seller and the Seller Parties (collectively, the “Seller Indemnified Parties”) shall incur or suffer, that arise from, result from, or relate to, (i) any breach of, or failure by Buyer to perform, any of Buyer’s covenants or agreements in this Agreement, or (ii) any inaccuracy or breach by, or failure by Buyer to perform, any of Buyer’s representations or warranties in this Agreement or in any certificate executed and delivered to Seller under or pursuant to this Agreement or the transactions contemplated herein.

The indemnity obligations under this Section 11.2 shall survive Closing for a period of eighteen months.

11.3        Procedure for Indemnified Claims.

(a)          In the case of any claim for indemnification pursuant to this Article by any indemnitee, other than a claim covered by Section 11.3(b), the indemnitee shall send written notice of such claim to the indemnitor, setting forth in such notice the material facts known to the indemnitee giving rise to such claim. Failure to give such notice shall not relieve the indemnitor of its obligations hereunder except to the extent, and only to the extent, that the indemnitor is actually prejudiced thereby. Promptly after the delivery of such notice (and in any event within thirty (30) days, or such longer period as the parties may mutually agree), the indemnitee shall meet with the indemnitor and attempt in good faith to settle and compromise such claim. If the indemnitor refuses to meet with the indemnitee within such thirty (30) day period, or if the claim cannot be resolved within an additional thirty (30) day period following such meeting (or such longer period as the parties may mutually agree), the indemnitee may commence legal proceedings to resolve such claim.

(b)          If any third party shall notify any indemnitee with respect to any matter which may give rise to a claim for indemnification against an indemnitor pursuant to this Article, the indemnitee shall promptly notify the indemnitor in writing; provided, however, that failure of the indemnitee to give the indemnitor notice as provided herein shall not relieve the indemnitor of its obligations hereunder except to the extent, and only to the extent, that the indemnitor is actually prejudiced thereby. In the case any legal proceedings shall be commenced against any indemnitee with respect to a third party claim, the indemnitor shall be entitled to jointly participate with the indemnitee in the defense of such proceeding. Whether or not the indemnitor jointly participates in the defense of any proceeding, the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such proceeding without indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed) to the extent the indemnitor would be obligated to indemnify the indemnitee under this Article with respect to such proceeding.

11.4        Exclusive Remedy. The remedies provided for in this Article are exclusive and shall be in lieu of all other remedies, including consequential and direct or indirect damages, for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement; provided however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to obtain in court specific performance or injunctive relief or other equitable remedies.

11.5        Additional Indemnification. If the transactions contemplated by this Agreement fail to close for any reason, Buyer shall return to Seller (or, at Seller’s direction, destroy) all documentation, test results, surveys, financial statements and other confidential information furnished to Buyer by or on behalf of Seller. Buyer agrees to reimburse, indemnify and hold Seller harmless from and against any and all damages, injuries, liabilities, claims, demands or liens, including, without limitation, any property damage, personal injury or claim of lien against the Stores, caused by the due diligence activities of Buyer permitted by this Agreement (including, without limitation, reasonable attorneys’ fees and expenses paid or incurred by Seller during litigation, if any), which indemnity shall survive the Closing or earlier termination of this Agreement.

ARTICLE XII
POST CLOSING MATTERS

12.1        Post-Closing Store Access by Seller. To the extent Seller has not completed the removal of proprietary information contemplated by Section 9.1, Buyer will provide access to the Stores during normal business hours during the five (5) days following the Closing Date for Seller to complete such removal.

12.2        Critical Deficiencies.

(a)          Notwithstanding that the Purchased Assets are being sold to Buyer “AS IS, WHERE IS,” with all faults, and subject to the representations, warranties and limitations set forth herein, Seller agrees to indemnify the Buyer for the actual costs incurred by Buyer to cure any Critical Deficiency. For purposes of this Agreement, “Critical Deficiency” means a (i) deficiency in the preparation area of any Store (or other areas of a Store that are not accessible to the general public) that Buyer reasonably assumes that, if known, a local health department would probably determine to be of such a magnitude that Buyer would not be permitted to open such Store for business while such deficiency exists, or (ii) a deficiency of the store grease trap or plumbing so that such grease trap or plumbing is not, in Buyer’s reasonable opinion, adequate for the operation of the Store. Seller’s obligation to provide Buyer with an indemnification due to a Critical Deficiency is conditioned upon Buyer notifying Seller within 45 days after the Closing Date of any deficiency described in Section 12.2(a)(i) or Section 12.2(a)(ii), and providing Seller with back-up documentation or copies of all relevant inspections reports citing the Critical Deficiencies.

(b)          The maximum amount of the indemnity for which Seller shall be liable under Section 12.2 shall not exceed Three Hundred Thousand Dollars ($300,000) for all Stores combined. Seller shall have no obligation to indemnify Buyer for lost profits or other consequential damages resulting from any business interruption while the Critical Deficiencies are cured. Buyer specifically acknowledges that this provision supersedes entirely all prior oral or written discussions, agreements or understandings regarding Seller’s responsibility for the costs to repair Critical Deficiencies. Any amounts paid by Seller to Buyer pursuant to this Section 12.2 shall not be counted for purposes of the last sentence of Section 11.1(b).

12.3        Fixed Assets Repairs and Replacements. Notwithstanding that the Purchased Assets are being sold to Buyer “AS IS, WHERE IS,” with all faults, and subject to the representations, warranties and limitations set forth herein, at Closing, Buyer and Seller shall enter into the Escrow Agreement in the form attached hereto as Exhibit 11.6. The Escrow Agreement shall provide for the payment and reimbursement to Buyer for defects and replacements of Fixed Assets from the Fixed Assets Escrow, which shall only include those repairs, purchases and replacements needed so that the Stores for which Buyer does not complete a Fixed Asset due diligence review prior to the Closing Date are operational and able to conduct business post- Closing. Buyer shall use commercially reasonable efforts to complete a due diligence review of the Fixed Assets at all Stores prior to the Closing Date, and no later than 45 days following the Closing Date. The total amount to be reimbursed to Buyer for defects and replacements of Fixed Assets shall not exceed Two Hundred Thousand Dollars ($200,000) for all Stores combined.

12.4        Letter of Credit. Buyer will maintain a renewable standby letter of credit (the “Letter of Credit”) in favor of Seller in the amount of $3,000,000 for the first 3 years following the Closing Date and in a reduced amount of $2,000,000 beginning 3 years following the Closing Date and lasting for the remaining initial term of the Franchise Agreements. The Letter of Credit will secure Buyer’s payments of (i) Continuing Royalty and Marketing Contribution payments required by and as defined in the Franchise Agreements, and (ii) rent payments pursuant to the Subleases. Seller will be permitted to make a draw on the Letter of Credit in the event Buyer defaults in any of these payments and fails to cure the default as provided in the Franchise Agreements or Subleases, as applicable.

ARTICLE XIII
MISCELLANEOUS

13.1        Events of Termination. In addition to the other termination rights set forth in this Agreement, this Agreement may be terminated, without liability on the part of the terminating party to the other party, at any time before the Closing Date: (i) by mutual consent of Buyer and Seller; (ii) by Buyer if any of the conditions precedent found in Article VIII of this Agreement shall have become incapable of fulfillment by the Closing Date through no fault of Buyer and provided Buyer has proceeded with reasonable diligence and Buyer has not waived the same; (iii) by Seller if any of the conditions precedent found in Article IX of this Agreement shall have become incapable of fulfillment by the Closing Date through no fault of Seller and have not been waived in writing by Seller; (iv) by Buyer if there is a breach of or failure by Seller to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under this Agreement, which breach or failure is not cured after written notice thereof is given to Seller and prior to the Closing Date; (v) by Seller if there is a breach of or failure by Buyer to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under this Agreement, which breach or failure is not cured after written notice thereof is given to the Buyer and prior to the Closing Date; (vi) by Seller or Buyer at any time after the Walkaway Date if the Closing has not occurred on or before such Walkaway Date; or (vii) by Buyer or Seller upon the occurrence of a Material Adverse Change or by Buyer or Seller as provided in Section 13.15. In the event of termination and abandonment by any party as above provided in clauses (ii), (iii), (iv), (v), (vi) or (vii) of this Section, written notice shall forthwith be given to the other party, which notice shall clearly specify the reason of such party for terminating this Agreement.

13.2        Notices. Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant hereto shall be deemed so delivered at the time delivered by hand, or one business day after transmission by facsimile, telegraph or other electronic system (with confirmation copy sent by regular U.S. mail), or three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

To Seller:	Jamba Juice Company 6475 Christie Ave Suite 150 Emeryville, CA 94688 Attn: SVP - Global Franchise and Development

With a copy to:	Jamba Juice Company 6475 Christie Ave Suite 150 Emeryville, CA 94688 Attn: Director, Legal Affairs

To Buyer:	Vitaligent, LLC 7701 Forsyth Blvd., Suite 1000 St. Louis, Missouri 63105 Attn: Dean VandeKamp

With a copy to:	Polsinelli PC 100 S. Fourth Street Suite 1000 St. Louis, MO 63102-1825 Attn: Andrew Hoyne, Esq.

Any party may change its address for purposes of this Section 13.2 by giving the other parties written notice of the new address in the manner set forth above.

13.3        Effect of Headings. The subject headings of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

13.4        Entire Agreement; Modification; Waiver. This Agreement and the Disclosure Schedule, together with all Exhibits and schedules hereto or thereto and agreements or instruments executed in connection herewith or therewith, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties; provided that nothing in this Agreement shall disclaim or require Buyer to waive reliance on any representation that Seller made in the FDD. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

13.5        Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and its respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, and no provision herein shall give any third persons any right of subrogation or action over or against any party to this Agreement.

13.6        Assignment. This Agreement and the rights, interests, and obligations hereunder shall be binding and upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by Seller without the prior written consent of Buyer, but Buyer may at its sole discretion assign its rights and obligations hereunder to any affiliate or any subsidiary; provided however, that any such assignment shall not relieve Buyer of its obligations hereunder and any such affiliate or subsidiary shall agree to be bound by the provisions of this Agreement.

13.7        Signatures. The signatures of the parties to this Agreement, or to any related document, may be delivered by facsimile or email transmission, each of which shall be deemed an original. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8        Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO CONTRACTS THAT ARE EXECUTED AND PERFORMED ENTIRELY IN CALIFORNIA. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE U.S. FEDERAL COURTS SITTING IN SAN FRANCISCO COUNTY, CALIFORNIA FOR PURPOSES THEREOF. THE PARTIES AGREE THAT VENUE FOR ANY SUCH PROCEEDING SHALL BE THE STATE AND FEDERAL COURTS LOCATED IN SAN FRANCISCO COUNTY, CALIFORNIA. EACH PARTY TO THIS AGREEMENT WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER.

13.9          Attorneys’ Fees. The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to collect its reasonable attorneys’ fees and costs from the other party.

13.10        Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitrator or court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

13.11        Expenses. Except as otherwise provided herein, each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

13.12         Bulk Sales. Seller and Buyer each waive compliance by the other with any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement.

13.13         Disclosure. Seller and its parent organization shall have the right to disclose this Agreement and related agreements in connection with any filings or other disclosures required in connection with compliance with federal and state securities and franchise laws, or the rules and regulations of any applicable securities trading organization. Subject to the other provisions of this Agreement, press releases and other publicity materials relating to the transactions contemplated by this Agreement shall be released by the parties only after review and with the consent of the other parties. Buyer shall not disclose to anyone, including without limitation, any employee of Seller, including but not limited to employees at a Store or any employee of any vendor of Seller, without Seller’s prior consent, the existence or nature of the transactions contemplated by this Agreement. All other terms of the Confidentiality Agreement signed by Buyer prior to the execution of this Agreement shall survive. This Section 13.13 does not alter or amend any confidentiality obligations that Buyer may have or will have under the Franchise Agreement. Buyer acknowledges and agrees that Seller’s remedy at law for any breach of Buyer’s obligations hereunder would be inadequate, and that Seller shall have the right to seek temporary and permanent injunctive relief in any court proceeding to enforce this covenant regarding confidentiality. However, nothing contained herein shall in any way affect Seller’s rights and remedies afforded by law and/or in equity, and Seller shall retain the right to recover such damages as it may have sustained by reason of any breach hereof. Notwithstanding the foregoing, Seller or Buyer may disclose to any of its current or prospective lenders, equity or other financing sources any of the provisions of this Agreement and the documents entered into or to be entered into in connection herewith.

13.14         Further Assurances. Each party, as requested by the other, shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by the other, for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred under this Agreement.

13.15         Schedules and Exhibits. The parties acknowledge that this Agreement may be signed without certain Schedules or Exhibits agreed upon and attached hereto. In such event, the mutual agreement of the parties to the terms and conditions of any missing Exhibit or Schedule or any updates proposed by Buyer or Seller to any Exhibit or Schedule attached hereto shall be a condition precedent to the Buyer’s and Seller’s obligation to close the transactions contemplated by this Agreement, failing which either Buyer or Seller may terminate this Agreement as provided in Section 13.1.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

“SELLER”	“BUYER”

JAMBA JUICE COMPANY	VITALIGENT, LLC
a California corporation	a Delaware limited liability company

By:	By:

Name:	Name:

Its:	Its:

ANNEX 1.1
DEFINED TERMS

“Actual Financials” has the meaning given to it in Section 4.6(a).

“Addendum to Franchise Agreement” has the meaning given to it in Section 3.2(a).

“Affiliates” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity in question or any partner, member, manager, officer, or director of the person or entity in question. “Control” means directly or indirectly having the power to direct or cause the direction of management, whether through ownership, governance, contract or otherwise.

“Agreement” has the meaning given to it in the Caption.

“Applicable Law” means and includes applicable common law and all applicable statutes, laws, rules, regulations, ordinances, policies and procedures established by any governmental authority, including, without limitation, those governing the development, construction and/or operation of a Jamba Juice Store, including, without limitation, all labor, disability, food and drug laws and regulations, as in effect on the Closing Date hereof, and as may be enacted, modified or amended from time to time thereafter.

“Assumed Contracts” has the meaning given to it in Section 2.1(ii).

“Bankruptcy” means any voluntary petition by or involuntary petition against Seller or Parent shall be filed under any chapter of the United States Bankruptcy Code or similar code of an foreign country; or any proceeding involving Seller or Parent shall be instituted under any other law relating to the relief of debtors and is not discharged within thirty (30) days of filing or institution; or Seller or Parent shall be called to perform on any indebtedness or guaranty held by any creditor or lender of Seller or Parent, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and Seller or Parent fails to perform when called upon to do so; or the insolvency of Seller or Parent under any state insolvency act; or the appointment of a receiver or trustee for Seller or Parent; or any other event of “bankruptcy” with respect to Seller or Parent.

“Buyer” has the meaning given to it in the Caption.

“Buyer Indemnified Parties” has the meaning given to it in Section 11.1(a).

“Buyer Parties” has the meaning given to it in Section 11.1(a).

“Change Fund” has the meaning given to it in Section 3.1(b).

“Closing” has the meaning given to it in Section 10.1.

“Closing Date” has the meaning given to it in Section 10.1.

“Contracts” all contracts, agreements, leases, license agreements, arrangements and/or commitments of any kind to which Seller is a party which relate to the Store other than the Real Property Lease.

“Contract Interests” has the meaning given to it in Section 2.3(b).

“Critical Deficiency” has the meaning given to it in Section 12.3.

“Disclosure Schedule” has the meaning given to it in Article 4.

“Effective Time” has the meaning given to it in Section 10.1.

“Escrow Agent” has the meaning given to it in the Escrow Agreement.

“Escrow Agreement” has the meaning given to it in Section 12.3.

“Excluded Assets” has the meaning given to it in Section 2.2.

“FDD” means Seller’s most recent Franchise Disclosure Document updated through the date of this Agreement.

“Fiscal Year” means the 51, 52 or 53 week period that ends on the Tuesday closest to December 31 of each calendar year and begins on the following Wednesday.

“Fiscal Period” is the basic fiscal weeks or months that comprise a Fiscal Year.

“Fixed Assets” has the meaning given to it in Section 2.1(i).

“Fixed Assets Escrow” has the meaning given to it in Section 3.1.

“Franchise Agreement” and “Franchise Agreements” have the meanings given to them in the Recitals.

“General Manager” has the meaning given to it in Section 7.2.2 of the Franchise Agreement.

“Initial Fee” or “Initial Fees” refers to the Initial Fee defined and described in the Franchise Agreements.

“Inspections” means Buyer’s right to inspect the Store and Purchased Assets to determine if the Fixed Assets are in satisfactory working condition.

“Liabilities” has the meaning given to it in Section 2.6.

“Leased Property” and “Leased Properties” have the meanings given to them in the Recitals.

“Letter of Credit” has the meaning set forth in Section 12.4.

“Liens” has the meaning given to it in Section 4.7(a).

“Marketable Inventory” refers to items of tangible personal property for sale that are of a quality that is usable and salable and meets all applicable requirements of any applicable law.

“Marks” refers to certain proprietary and other property rights and interests in and to the “JAMBA JUICE®” name and service mark, and such other trademarks, service marks, logo types and commercial symbols as Seller may from time to time authorize for use by either its licensees or franchisees.

“Material Adverse Change” means any effect or change that would be materially adverse to the business of any of the Stores. None of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Change: any material adverse change in (1) general business or economic conditions, excluding such conditions related to the business of a Store, (2) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), excluding markets and market conditions related to Seller or Parent, (3) changes in United States generally accepted accounting principles, (4) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity (unless such changes affect the smoothie industry or the ability of some or all of the Stores to operate), or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby. Material Adverse Change shall include a Bankruptcy.

“Memorandum of Intent” means that certain Non-Binding Indication of Interest to Purchase JAMBA JUICE® Store dated March 2015 delivered by Buyer to Seller.

“Confidential Information Memorandum” has the meaning given to it in Section 4.6(a).

“Parent” means Jamba, Inc., the parent company of Seller.

“Prime Lease” and “Prime Leases” have the meanings given to them in the Recitals.

“Purchase Price” has the meaning given to it in Section 3.1(a).

“Purchased Assets” has the meaning given to it in Section 2.1.

“Seller” has the meaning given to it in the Caption.

“Seller Indemnified Parties” has the meaning given to it in Section 11.2.

“Seller Parties” has the meaning given to it in Section 11.2.

“Store” and “Stores” have the meanings given to them in the Recitals.

“Sublease(s)” have the meanings given to them in Section 2.3(a).

“System” shall mean the Seller’s business operating methods for a Store, as further defined in the Franchise Agreement.

“Transferred Employees” has the meaning given to it in Section 3.5(a).

“Walkaway Date” has the meaning given to it in Section 10.1.

“WARN” has the meaning given to it in Section 3.5(a).